UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2021

CHARAH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38523	82-4228671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12601 Plantside Drive, Louisville, Kentucky	40299
(Address of principal executive offices)	(Zip Code)

(502) 245-1353
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CHRA	New York Stock Exchange
8.5% Senior Notes due 2026	CHRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2021, Charah Solutions, Inc. (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, the lenders party thereto and certain subsidiary guarantors named therein.

The Credit Agreement provides for a four-year senior secured revolving credit facility with initial aggregate commitments from the lenders of $30 million, which includes $5 million available for swingline loans and $25 million available for letters of credit, plus an additional $5 million of capacity available for the issuance of letters of credit if supported by cash collateral provided by the Company (with a right to increase such amount by up to an additional $5 million). Availability under the Credit Agreement is subject to a borrowing base calculated based on the value of certain eligible inventory, accounts receivable and equipment of the Company and subject to redeterminations made in good faith and in the exercise of permitted discretion of JPMorgan. Proceeds of the Credit Agreement may be used, in part, to issue certain letters of credit in replacement of existing letters of credit backstopped by the loans under that certain Secured Promissory Note between Charah, LLC, an indirect subsidiary of the Company, and B. Riley Commercial Capital, LLC, as noteholder, dated August 25, 2021, as well as for working capital and general corporate purposes.

 As of November 9, 2021 the Company had no borrowings and no letters of credit outstanding under the Credit Agreement.

The Credit Agreement provides for borrowings of either base rate loans or Eurodollar loans.  Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable (i) with respect to base rate loans, monthly and (ii) with respect to Eurodollar loans, the last day of each Interest Period (as defined below); provided that if any Interest Period for a Eurodollar loan exceeds three months, interest will be payable on the respective dates that fall every three months after the beginning of such Interest Period. Eurodollar Loans bear interest at a rate per annum equal to the Adjusted LIBO Rate for one, three or six months (the “Interest Period”), plus an applicable margin of 2.25%. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Adjusted LIBO Rate loans plus 100 basis points, plus an applicable rate of 125 basis points.

The Credit Agreement is guaranteed by certain of the Company’s subsidiaries and is secured by substantially all of the Company’s and such subsidiaries’ assets. The Credit Agreement contains customary restrictive covenants for asset-based loans that may limit the Company’s ability to, among other things:

●	incur additional indebtedness;

●	sell assets;

●	make loans to others;

●	make investments;

●	enter into mergers;

●	make certain restricted payments;

●	incur liens; and

●	engage in certain other transactions without the prior consent of the lenders.

A covenant testing period (“Covenant Testing Period”) is a period in which excess availability (which is defined in the Credit Agreement as the sum of availability and an amount up to $1 million), is less than the greater of (a) 12.5% of the lesser of the aggregate revolving commitments and the borrowing base, (b) the lesser of $7,500,000 and the PP&E Component (as defined in the Credit Agreement), and (c) $3,500,000. During a Covenant Testing Period, the Credit Agreement requires the Company to maintain a fixed charge coverage ratio (as defined in the Credit Agreement), determined for any period of twelve (12) consecutive months ending on the last day of each fiscal quarter, of at least 1.00 to 1.00.

The summary of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 hereto and incorporated herein by reference.

Certain parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated November 9, 2021*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules have been omitted pursuant to Item 601(a)52) of Regulation S-K.  A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARAH SOLUTIONS, INC.

Date: November 10, 2021	By:	/s/ Scott A. Sewell
Scott A. Sewell
Chief Executive Officer and President